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                                                                   EXHIBIT 99.5

            [LETTERHEAD OF ACADIANA BANCSHARES, INC. APPEARS HERE]

                               January 10, 2003

To:  Participants in the Company's Employee Stock Ownership Plan

   As described in the attached materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Special Meeting of Shareholders of Acadiana Bancshares, Inc. (the "Company"). We hope you will take advantage of the opportunity to direct the manner in which shares of common stock of the Company allocated to your account pursuant to the Company's Employee Stock Ownership Plan ("ESOP") will be voted.

   Enclosed with this letter is the Proxy Statement/Prospectus, which describes the matters to be voted upon, and a voting instruction ballot, which will permit you to vote the shares in your account. After you have reviewed the Proxy Statement/Prospectus, we urge you to vote your restricted shares held pursuant to the ESOP by marking, dating, signing and returning the enclosed voting instruction ballot to the administrators of the ESOP. The Plan Administrators will certify the totals to the ESOP Trustees for the purpose of having those shares voted by the Trustees.

   We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the ESOP are not received, the shares allocated to your account will generally not be voted, subject to the fiduciary duties of the ESOP Trustees. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

   Please note that the enclosed material relates only to those shares which have been allocated to you under the ESOP. You should receive other voting material for those shares owned by you individually and not under the ESOP.

                                          Sincerely,

                                          --------------------------------------
                                          Jerry Reaux
                                          Chairman of the Board,
                                          President and Chief Executive Officer